Exhibit 99.3
June 24, 2010
PRIVATE AND CONFIDENTIAL
International Energy Agency
9, rue de la Fédération
75739 Paris Cedex 15
France
Re: Consent to Use of Data
Dear Sir or Madam:
     RigNet, Inc. (“RigNet”) is contemplating an initial public offering of its common stock. In connection with this offering, RigNet proposes to file a Form S-1 registration statement (“Registration Statement”) with the Securities and Exchange Commission.
     We request your consent to cite, in the Registration Statement and all amendments thereto, certain data contained in the World Energy Outlook 2009. Furthermore, we also request to cite the International Energy Agency as the source of such data. For example, we seek to include the following statement in the Registration Statement:
Onshore U.S. exploration and production companies, leveraging technological advances, have expanded into new areas with significant geological challenges, including unconventional natural gas production from shale, rock and tight sands. Production from these unconventional onshore basins now accounts for approximately 50% of United States natural gas production, up from 30% in 2000 according to the International Energy Agency’s World Energy Outlook 2009.
     If this is acceptable, please indicate your consent to our use of the data by countersigning this letter. Please email or fax the executed consent to William Sutton at (281) 674-0101 or bill.sutton@rig.net, and return the original executed consent to William Sutton at 1880 S. Dairy Ashford, Suite 300, Houston, Texas 77077. Please call the undersigned at (281) 674-0713 or Brian Fenske of Fulbright & Jaworski L.L.P., counsel to RigNet, at (713) 651-5557 with any questions you may have. Given the urgency of this request, your prompt attention to this matter is greatly appreciated.
     Please note that RigNet has not made any public announcement of the proposed public offering and appreciates your maintaining the confidentiality of the subject matter of this letter. In order not to jeopardize the offering, it is critical that you keep confidential RigNet’s plans with respect to its initial public offering. Accordingly, please do not discuss the offering with third parties.

Sincerely, RigNet, Inc.
/s/ William D. Sutton
William D. Sutton, Vice President and General Counsel

CONSENT GRANTED:

International Energy Agency

By: Name:	/s/ Nancy Turck Nancy Turck
Title:	Chief Legal Counsel
Date:	June 29, 2010